Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-1 of our report dated February 28, 2006 relating to the financial statements of Quintana Maritime Limited appearing in the Prospectus, which is part of this Registration Statement, and to the references to us under the heading “Experts” in such Prospectus.
/s/ Deloitte.
Deloitte.
Hadjipavlou, Sofianos & Cambanis S.A.
Athens, Greece
June 16, 2006